Exhibit 99.1

ADVANCED MAGNETICS ANNOUNCES APPOINTMENT OF DAVID ARKOWITZ AS
CHIEF FINANCIAL OFFICER AND CHIEF BUSINESS OFFICER

CAMBRIDGE, MA, (April 5, 2007) -- Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced the appointment of David A. Arkowitz to the position of Chief Financial Officer and Chief Business Officer.  Mr. Arkowitz brings over 16 years of pharmaceutical financial leadership to the company, having most recently served as Chief Financial Officer and Treasurer of Idenix Pharmaceuticals, Inc., and prior to that he held a variety of financial leadership positions at Merck & Co., Inc.  In his new role at Advanced Magnetics, Mr. Arkowitz will assume responsibility for the company’s finance, treasury, business development and investor relations functions.

“Over the past year, we have made significant progress in building out a talented management team to drive the continued evolution of Advanced Magnetics as we advance ferumoxytol toward filing a New Drug Application and transition to a commercial biopharmaceutical company,” said Brian J.G. Pereira, M.D., President and Chief Executive Officer of Advanced Magnetics.  “The addition of David Arkowitz is an important step in support of our goals.  We believe that David’s breadth of experience, operations skills and financial leadership will contribute broadly to the continued development of our business strategy, which includes exploring growth opportunities for our product candidates, ferumoxytol and Combidex®.  We are very pleased to welcome David to the management team at Advanced Magnetics.”

Prior to joining Advanced Magnetics, Mr. Arkowitz was Chief Financial Officer and Treasurer of Idenix Pharmaceuticals, Inc. for over three years and was responsible for the finance, treasury, investor relations and information technology functions.  Mr. Arkowitz helped lead the company’s successful initial public offering and played an integral role in the establishment of essential infrastructure and key governance and business processes to support the company’s growth and commercialization of its first product.  Prior to joining Idenix, Mr. Arkowitz was with Merck & Co., Inc. for more than 13 years, where he held positions of increasing responsibility, including Vice President & Controller for Merck’s U.S. Human Health Division, Controller for the Merck Research Laboratories and Vice President, Finance and Business Development for Merck's Canadian subsidiary.  Mr. Arkowitz also serves as a member of the board of directors of ImpactRx.  Mr. Arkowitz holds a master's degree in business administration from Columbia University and a bachelor's degree in mathematics from Brandeis University.

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer.

Ferumoxytol, the company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease.  The company plans to file a New Drug Application for marketing approval of ferumoxytol with the U.S. Food and Drug Administration during the fourth calendar quarter of 2007.

Combidex®, the company’s second product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging, or MRI, to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, the company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the continued evolution of the company, the filing of a New Drug Application for ferumoxytol, the company’s transition to a commercial biopharmaceutical company, and Mr. Arkowitz’ potential contributions to the development of the company’s business strategy, including growth opportunities for our product candidates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the fact that we have limited sales and marketing expertise; (5) uncertainties relating to our patents and proprietary rights; and (6) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements